Registration Statement No. 333-221336

Filed pursuant to Rule 424(b)(3)

Amendment dated August 2, 2019 to

Pricing Supplement No. 21, dated May 14, 2019 and Pricing Supplement No. 24, dated May 14, 2019, in each case to Prospectus Supplement and Prospectus each dated November 3, 2017 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series F

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between October 2, 2018 and August 2, 2019:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	28.844%	$144,220	July 11, 2019

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 3, 2019 and August 2, 2019:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$23,000,000	51.971%	$11,953,330	July 12, 2019
$500,000	51.723%	$258,615	August 2, 2019

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$24,000,000	51.484%	$12,356,165	$1,497.57(1)

(1)         The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$1,497.57 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$54,380.34 as of the date hereof. After payment of the registration fee for this offering, US$52,882.77 remains available in SEK’s account for future registration fees.